Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TransAtlantic Petroleum Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑162814 and 333-200705) on Form S-8 of TransAtlantic Petroleum Ltd. of our reports dated March 16, 2015, with respect to the consolidated balance sheets of TransAtlantic Petroleum Ltd. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10‑K of TransAtlantic Petroleum Ltd.

Our report dated March 16, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states TransAtlantic Petroleum Ltd acquired Stream Oil & Gas Ltd. during 2014, and management excluded from its assessment of the effectiveness of TransAtlantic Petroleum Ltd’s internal control over financial reporting as of December 31, 2014, Stream Oil & Gas Ltd.’s internal control over financial reporting associated with total assets of $126.6 million and total revenues of $1.9 million included in the consolidated financial statements of TransAtlantic Petroleum Ltd. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of TransAtlantic Petroleum Ltd. also excluded an evaluation of the internal control over financial reporting of Stream Oil and Gas, Ltd.

/s/ KPMG LLP

Dallas, Texas
March 16, 2015